EXHIBIT Q

                            OTHER INFORMATION ABOUT
                      EQUITABLE INVESTMENT SERVICES, INC.

     The directors and principal executive officer of EISI and their principal occupations are as shown below. Unless otherwise indicated, the business address of each such person is 909 Locust Street, Des Moines, Iowa 50309.


NAME AND POSITION
WITH PORTFOLIO MANAGER             PRINCIPAL OCCUPATION
----------------------             --------------------
Lawrence V. Durland, Jr.           Senior Vice President of Equitable of Iowa
Director                           Companies and affiliates.

Frederick S. Hubbell               Chairman, President and Chief Executive
Director and Chairman of           Officer of Equitable of Iowa Companies,
the Board of Directors             Equitable Life Insurance Company of Iowa,
                                   and USG Annuity & Life Company; and
                                   Chairman of Golden American Life Insurance
                                   Company.

Terry Kendall                      President and Chief Executive Officer of
Director                           Golden American Life Insurance Company;
1001 Jefferson Street              Chairman, President and Chief Executive
Suite 400                          Officer of First Golden American Life
Wilmington, DE  19801              Insurance Company of New York; Executive
                                   Vice President Equitable Life Insurance
                                   Company of Iowa and USG Annuity & Life
                                   Company.

Paul E. Larson                     Executive Vice President, Chief Financial
Director                           Officer of Equitable of Iowa Companies and
                                   affiliates.

Thomas L. May                      Senior Vice President of Equitable Life
Director                           Insurance Company of Iowa and USG Annuity &
                                   Life Company.

John A. Merriman                   Secretary and General Counsel of Equitable
Director                           of Iowa Companies.

Beth B. Neppl                      Vice President--Human Resources of
Director                           Equitable of Iowa Companies and affiliates.

Paul R. Schlaack                   President, Chief Executive Officer and
President, Chief Executive         Director of Equitable Investment Services,
Officer and Director               Inc.

Jerome L. Sychowski                Senior Vice President and Chief Information
Director                           Officer of Equitable of Iowa Companies.




                                       Q-1
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     EISI also acts as investment adviser to the Money Market Portfolio of the
Equi-Select Series Trust which has investment objectives and policies similar to those of the Liquid Asset Series. EISI also acts as investment adviser to the Advantage Portfolio of the Equi-Select Series Trust which has investment objectives and policies similar to those of the Limited Maturity Bond Series. The following table sets forth the name of each such investment company, its approximate net assets as of December 31, 1996, and the annual advisory fee received by EISI (as a percentage of average daily net assets).

NAME OF INVESTMENT COMPANY  NET ASSETS     ADVISORY FEE
--------------------------  ----------     ------------
Equi-Select Series Trust

  -- Money Market Portfolio $19.1 Million  .375% of first $50 million;
                                           .35% of amount over $50 million

  -- Advantage Portfolio     $14.5 Million .50% of first $100 million
                                           .35% of amount over $100 million


                                       Q-2
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